Exhibit 15.1

10 February, 2023

To: Universe Pharmaceuticals INC

265 Jingjiu Avenue, Jinggangshan Economic and Technological Development Zone

Ji’an, Jiangxi Province

People’s Republic of China

Dear Sir/Madam,

We hereby consent to the references to our firm’s name under the headings “Item 3 Key Information—D. Risk Factors—Risks Related to Doing Business in China” and “Item 10. Additional Information—E. Taxation—People’s Republic of China Taxation” in Universe Pharmaceuticals INC’s annual report on Form 20-F for the year ended September 30, 2022 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours sincerely,